AGREEMENT ON CONTRACT
                                       FOR
                                TECHNICAL MATTERS



                  THIS AGREEMENT, made and entered into as of this 28th day of February 1997, by and among GEBAB Gesellschaft fur Konzeption, Beratung, Vermittlung und Betreuung privater Investitionen mbH (hereinafter called "Supervisor"), Navigator Holdings, PLC on behalf of each of the shipowning companies identified on Schedule 1 hereto (each hereinafter called "Owner" and collectively the "Owners") and Jiangnan Shipyard and China Shipbuilding Trading Company (hereinafter collectively called "Contractor"):

                                   WITNESSETH:

                  WHEREAS, each Owner (as assignee of Navigator Holdings PLC) and Contractor entered into a Shipbuilding Contract for construction (hereinafter called the "Shipbuilding Contract") as of the 4th day of February, 1997, covering the construction of a total of five (5) 22,000 cubic meters liquified/ethylene gas carriers identified on Schedule 1 hereto (each a "Vessel" and collectively the "Vessels").

                  WHEREAS, all defined terms contained herein shall have the meaning set forth in the Shipbuilding Contract.

                  WHEREAS, Owner desires Supervisor, as agent for Owner, to act as Owner's technical representative with respect to technical matters related to the construction of the Vessel, including the guarantee after delivery of the Vessel under the Shipbuilding Contract.

                  WHEREAS, Owner agrees to employ Supervisor with respect to the technical matters above mentioned under the Shipbuilding Contract.

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is mutually understood and agreed upon by and among the parties hereto as follows:


1. (a) Owner hereby appoints Supervisor as authorized technical representative to perform any and all of Owner's rights, duties, obligations and responsibilities under the provisions of Articles IV, V, VI, IX of the Shipbuilding Contract (hereinafter called "Articles") except those rights, duties, obligations and responsibilities which are specifically otherwise agreed upon in this Agreement. For purposes of this Agreement, the term Owner means each Owner who is a signatory to this Agreement to the extent that such Owner's Vessel is subject to this Agreement.

                  (b) Supervisor hereby accepts such appointment by Owner, and undertakes to perform in good faith for and on behalf of Owner any and all of Owner's rights, duties,

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obligations and responsibilities under the Articles, solely in its capacity as agent for the Owners.

                  (c) Supervisor further undertakes to perform such appointment with due care so as to protect the rights and interests of Owner under the Shipbuilding Contract. Owner hereby acknowledges that Supervisor's performance of this appointment and any liabilities associated with it or arising out of such appointment shall terminate upon delivery of the Vessel to the Owner; provided, however, to the extent any loss, claim or damage is not discovered by Owner at the time of the delivery of the Vessel, Supervisor's liability therefore shall continue.

                  (d) Contractor hereby acknowledges Owner's appointment of Supervisor and agrees to direct all correspondence and communications under Articles directly to Supervisor. Notwithstanding the above, prior to making any changes to the specification which materially effect the terms and conditions of the Shipbuilding Contract, Contractor shall advise the Owner.

                  2. Notwithstanding anything contained in the Shipbuilding Contract the following is agreed by the parties hereto:

                  (a) Owner shall have the right, at its request, to be informed of anything under this Agreement, to observe the Vessel during the construction and attend the trial runs of the Vessel as observer(s) whose comment, if any, shall always be made through Supervisor to Contractor. The approval and/or decisions given to Contractor by Supervisor shall be deemed as those of Owner and shall bind Owner.

         Notwithstanding the above, acceptance or rejection of the Vessel under
         Article VI and Section 7 of Article VII of the Shipbuilding Contract shall always be notified by Owner to Contractor and Supervisor shall, prior to delivery of the Vessel, give Owner their advice on whether the Vessel conforms to the requirements of the Shipbuilding Contract and the Specifications.

                  (b) Supervisor shall check contents of the documents specified in Section 3 of Article VII of the Shipbuilding Contract and confirm to Owner whether the contents are acceptable or not.

                  (c) Contractor shall also furnish Owner and Supervisor with the list mentioned in Article IV of the Shipbuilding Contract.

                  (d) Notwithstanding Item 1 above, for practical reasons Supervisor and Contractor may not agree on the changes pursuant to
         Article V of the Shipbuilding Contract without obtaining Owner's prior consent if the value for such Changes is more than US$5,000 per change or in the aggregate more than US$50,000 for such Vessel.

                  (e) Owner shall not be responsible whatsoever for personal injuries, including death, of the Supervisor and Inspectors, or other employees or agents of Supervisor during the time they or any of them are on the Vessel, or within the premises of the

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         Contractor or its subcontractors, or, are otherwise engaged in and about the construction of the Vessel unless such personal injuries, including death, were caused by the negligence of Owner.

                  (f) Any adjustment of Contract Price, except for delayed delivery, in accordance with the provisions of the Shipbuilding Contract shall be settled between Supervisor and Contractor through Owner at the Delivery of the Vessel.

                  (g) Contractor shall also furnish Owner and Supervisor with the design and construction schedules with respect to any modifications or changes (as defined in the Building Contract) permitted by Article V of the Building Contract.

                  (h) Supervisor shall assist Owner in case of Arbitration under
         Article XIII of the Shipbuilding Contract.

                  (i) Supervisor shall (i) appoint Superintendents in accordance with the Shipbuilding Contract who shall be in attendance at the Yard and (to the extent to which Owner would be entitled under the Shipbuilding Contract) shall have free access to the Vessel and to the Contractor's shipyard and workshops and the Contractor's sub-contractors' premises as may be necessary for the proper performance of the Supervisor's duties hereunder until the Vessel has been delivered to Owner in accordance with the provisions of the Shipbuilding Contract and (ii) attend to any claim by Owner that may constitute a breach by the Contractor of the warranty of quality incorporated in the Shipbuilding Contract and supervise the remedy of any defects in the Vessels which constitute such breach and the recovery from the Contractor of any loss, damages or expenses occasioned by or connected with any such breach.

                  (j) the Supervisor shall use reasonable efforts to ensure that, prior to a Vessel's Delivery under the Shipbuilding Contract, such Vessel is classed with Germanischer Lloyds as +100 A5 E "Liquified Gas Carrier Type 2G" +MC E, AUT INERT clean and free of any and all recommendations, reservations and qualifications and otherwise as stated in the relevant Shipbuilding Contract and is otherwise fully documented and classified in accordance with the provisions of that Shipbuilding Contract and its Specifications;

                  (k) Supervisor shall, along with Owner, sign each Protocol of Delivery and Acceptance referred to in the Shipbuilding Contract;

                  (l) Supervisor shall on the Delivery Date of the Vessel, use reasonable efforts to produce to or ensure the production to Owner of any and all documentation which the Contractor is required to deliver pursuant to the Shipbuilding Contract;

                  (m) Each finished plan including the instruction books of the Vessel shall be distributed as follows:

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                  Finished Plans                     Instruction Books

                  1 set for the Vessel               2 sets for the Vessel
                  2 sets for Supervisor              2 sets for Supervisor
                  1 set for Owner                    1 set for Owner

                  (n) Neither the Owners nor the Supervisor shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever or any nature or kind beyond their reasonable control; and

                  (o) Supervisor shall not sub-contract any of its obligations hereunder to a third party other than an affiliate without the consent of the Owners. Supervisor as contracting party has the right to assign this agreement to any other company forming part of the GEBAB group of companies or any affiliate of such GEBAB group through a novation agreement replacing GEBAB as contracting party by such other company.

                  (p) Affiliated Companies shall include the following organizations:

                          Martime Asia Limited
                          Martime-Gesellschaft fur maritime Dienstleistungen mbH MarLink Schiffahrtskontor GmbH
                          GasChem Services GmbH & Co. KG

                  3. Notwithstanding what has been stipulated elsewhere in this Agreement, Supervisor shall perform the following duties on behalf of the Owner, solely in its capacity as agent.

                  (a) Supervisor will examine all Hull and Engineering plans submitted by the builder to ensure compliance with the Shipbuilding Contract, including compliance with applicable shipbuilding standards and approve or comment upon plans accordingly.

                  (b) The Supervisor's responsibilities will include the following:

                           (i) Examine and inspect the construction of the
                  designated Vessel and equipment to ensure compliance with the Specifications, approved plans and regulatory authority requirements. Examine and inspect the Vessel to ensure that all workmanship is in accordance with the best currently established practice and to bring to the Contractor's notice, any deviation from such practice and to ensure rectification.

                           (ii) Examine and inspect all equipment in the Vessel
                  within the jurisdiction of the Supervisor to ensure adequate facilities exist for ease of maintenance of that equipment.

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                           (iii)    Render monthly progress reports.

                           (iv) Bring to Owner's attention any modification or improvements which, in the Supervisor's opinion, may enhance the viability of the project and/or reduce the running costs. No modification is to be put in hand unless it meets with the criteria specified in Section 2(d) or until specifically authorized by the Owner.

                           (v)      Examine all records produced by the
                  Contractor and to confirm their correctness.

                           (vi) Oversee any work performed in drydock prior to delivery of the Vessel.

                  (c) The number of personnel required in the supervision team will vary during the construction period however it is expected that a team of 5 will be required at peek periods consisting of:

                           Project Manager
                           Engineering Superintendent #1
                           Engineering Superintendent #2
                           Electronics Superintendent
                           Gas Engineer

                  4. (a) This section refers to the obligations of the Owners collectively to the Supervisor as to all of the Vessels subject to this Agreement and not as to each Vessel.

                  (b) The contract price for Plan Approval is US$100,000 plus any travel expenses to the Yard which will be charged at cost. Owner to pay Supervisor Plan Approval cost in 4 payments of US$25,000 plus invoiced out of pocket travel expenses which shall be payable in March, June, September and December 1997.

                  (c) Commencing in December 1997, the contract supervision cost is US$72,000 per month payable in advance based on a maximum construction period of 30 months for the series of 5 vessels.

                  (d) Should the construction of the vessels exceed 30 months (from and including December 1997) in the aggregate, Owners will pay Supervisors US$72,000 per month for each month that the building program is extended.

                  (e) Should the vessels not be delivered Owners will pay Supervisors the remainder of their actual out of pocket expenses on presentation of audited accounts.

                  (f) All costs for the guarantee engineer(s) shall be borne by the Owners.

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                  5. Supervisor shall perform its obligations under this
Agreement in all respects in accordance with the highest standards of practice and degree of care regularly observed in the shipping industry. In addition, Supervisor shall obtain errors and omissions coverage from an insurance carrier acceptable to Owner. If any work or services under this Agreement are negligently performed or omitted, then so far as may be reasonably practicable. All costs incurred to Owners as a result of said negligence or omission will be settled as provided for by the aforementioned insurance cover.

         If Supervisor does incur third party liability of any nature whatsoever arising out of or connected with performance of this Agreement, then Supervisor shall indemnify Owner against such third party liability and costs and expenses relating thereto; provided, however, that Supervisor shall not be required to indemnify Owner for loss or liability (A) resulting from the willful misconduct or gross negligence of Owner; or (B) directly and proximately caused by breach of a material representation or warranty made by Owner, in any agreement relating to such Vessel to which it is a party. Notwithstanding the foregoing, Supervisor shall not be responsible whatsoever for personal injuries, including death, of Owner, Contractor or other Owner, Contractor authorized personnel during the time they or any of them are on the Vessel, or within the premises of Contractor or its subcontractors, or, are otherwise engaged in and about the construction of the Vessel unless such personal injuries, including death, were caused by the negligence of Supervisor.

                  6. Unless specifically directed in writing to the contrary, all of the correspondences between Supervisor, Owner and Contractor as above shall be addressed as follows:


                  To Supervisor:

                  GEBAB Gesellschaft fur Konzeption, Beratung, Vermittlung und Betreuung privater
                  Investitionen mbH
                  Rudolf-Diesel-Strabe 11
                  40670 Meerbusch
                  Telefax No.:      011-21-59-91-53-53
                  Telephone No.:    011-21-59-91-53-0

                  To Owner:

                  Navigator Holdings PLC
                  c/o Cambridge Partners LLC
                  535 Madison Avenue
                  New York, NY  10022
                  Telephone: 01-212-508-6500
                  Telefax No.: 01-212-508-6501



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                  To Contractor:

                  Jiangnan Shipyard
                  2, Gao Xiong Road
                  Shanghai 200011
                  the People's Republic of China
                  Telex No.: 33027 JINAS CN
                  Telefax No.: 86-21-63770297 or 63140128


                  China Shipbuilding Trading Company, Limited
                  10 Yue Tan Bei Xiao Jie
                  Beijing 100861
                  the People's Republic of China
                  Telex No.:  22029 CSSC CN
                  Telefax No.:  86-10-68583380 or 68582420

                  7. Owner shall have the right to assign its rights and obligations hereunder to (i) its wholly owned subsidiary company permitted in accordance with the Shipbuilding Contract, (ii) an affiliate company and (iii) any indenture trustee providing the Trustee Commitment Letter in accordance with the Shipbuilding Contract.

                  8. No representative of either party shall have authority to make, and neither party shall be bound by, nor liable for, any statement, representation, promise or agreement not set forth herein. No changes, amendments or modifications shall be valid unless reduced to writing and signed by the parties.

                  9. The validity, enforcement and interpretation of this Agreement shall be governed by the Laws of the State of New York.

                  10. Should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this agreement may be made a rule of the Court. The arbitrators shall be members of the Society of Maritime Arbitrators, Inc. of New York and the proceedings shall be conducted in accordance with the rules of the Society.

                  11. Any other terms and conditions under the Shipbuilding Contract shall remain unchanged and unaltered.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year as first above written.


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                                       GEBAB Gesellschaft fuer Konzeption,
                                       Beratung, Vermittlung und Betreuung
                                       privater Investitionen
                                       mbH


                                        /s/  Mathias Pahl
                                       -----------------------------------------
                                       Name: Mathias Pahl
                                       Title: Director of Shipping



                                       Navigator Holdings PLC on behalf of each individual shipowning company


                                        /s/  Richard Klapow
                                       -----------------------------------------
                                       Name: Richard Klapow


                                       Jiangnan Shipyard


                                        /s/  Gong Jingen
                                       -----------------------------------------
                                       Name: Gong Jingen



                                       China Shipbuilding Trading Company


                                        /s/  Shen Yeping
                                       -----------------------------------------
                                       Name: Shen Yeping

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                                   SCHEDULE 1



Name of Owner                                        Hull No. for Vessel

Navigator Gas (IOM I-A) Limited                      Hull No. 2245

Navigator Gas (IOM I-B) Limited                      Hull No. 2246

Navigator Gas (IOM I-C) Limited                      Hull No. 2247

Navigator Gas (IOM I-D) Limited                      Hull No. 2248

Navigator Gas (IOM I-E) Limited                      Hull No. 2249


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